Exhibit 99.1
Filed by Brookfield Homes Corporation
Pursuant to Rule 425 under the Securities Act of 1933
And deemed filed pursuant to Rule 14a-12 under the Securities Exchange Act of 1934

Subject Company: Brookfield Homes Corporation
Commission File No.: 001-31524

NEWS RELEASE
BROOKFIELD HOMES REPORTS 2010 YEAR END RESULTS
Investors, analysts and other interested parties can access Brookfield Homes Corporation’s Supplemental Information Package on the company’s website under the Investor Relations/Financial Reports section at www.brookfieldhomes.com.
Fairfax, Virginia, February 16, 2011 — (BHS: NYSE) Brookfield Homes Corporation (“Brookfield Homes”) today announced net new orders and financial results for the quarter and year ended December 31, 2010:

	Three Months Ended Dec. 31		Years Ended Dec. 31
Unit Activity	2010	2009	2010	2009

Home closings	186	268	575	703
Net new home orders	101	129	473	756
Active selling communities (end of period)	19	25	19	25
Backlog of homes (units at end of period)	85	187	85	187
Average home selling price	$499,000	$505,000	$511,000	$488,000
Lot sales to homebuilders	155	235	370	469

*	Unit information includes unconsolidated entities
•	The overall average selling price remained stable for the fourth quarter ended December 31, 2010, compared to the same period in 2009, while home closings decreased by 31% over the same period. In addition, the overall cancellation rate was 21% for the year ended December 31, 2010, compared to 19% in 2009.
•	Net new orders for the fourth quarter ended December 31, 2010 were 101 units from 19 selling communities, compared to 129 units from 25 selling communities for the same quarter in 2009.

Results of Operations	Three Months Ended Dec. 31		Years Ended Dec. 31
(Millions, except per share amounts)	2010	2009	2010	2009

Housing revenue	$92	$134	$292	$340
Total revenue	123	145	339	376
Impairments and write-offs	—	6	—	37
Gross margin	18	(12)	55	(2)
Net income/(loss) attributable to Brookfield Homes Corporation	5	(17)	4	(28)
Loss per common share — diluted*	$—	$(0.81)	$(0.54)	$(1.54)

*	Diluted loss per share is after preferred dividends

•	Revenue for the year ended December 31, 2010 totaled $339 million, compared to $376 million for the year ended December 31, 2009. The decrease in revenue is a result of fewer homes closed in 2010. Land sales to other homebuilders contributed $47 million to revenues in 2010.
•	The company did not record any impairments for the year ended December 31, 2010, compared to $37 million during the year ended December 31, 2009. The 2009 impairments related to housing and land inventory and write-offs of option deposits, and impairments on investments in unconsolidated entities.
•	Net income attributable to Brookfield Homes Corporation for the year ended December 31, 2010 was $4 million or a diluted loss of $0.54 per share after preferred share dividends, compared to a net loss of $28 million or a diluted loss of $1.54 per share for the year ended December 31, 2009.
•	Cash flow from operating activities was $89 million for the year ended December 31, 2010, compared to $137 million for the year ended December 31, 2009. A portion of this cash flow was utilized to reduce the company’s debt, and as a result debt to total capitalization at December 31, 2010 was 39%, an improvement from 42% at December 31, 2009, and 71% at December 31, 2008.
Operating Highlights and Recent Developments
•	The company has exceeded its goal to entitle a total of 1,500 lots during the two year period ended December 31, 2010 —1,061 lots were entitled in 2009, and 671 lots were entitled during 2010.
•	Brookfield Homes currently sells from 19 active communities compared to 25 at December 31, 2009.
•	At December 31, 2010, the company owned or controlled 26,817 lots, an increase of 2,572 lots from December 31, 2009.
•	A summary of lots owned or controlled under option, by region, follows:

	Housing & Land		Unconsolidated Entities		Total Lots	Total Lots
(Lots)	Owned*	Options	Owned	Options	12/31/2010	12/31/2009

Northern California	3,273	4,950	—	—	8,223	6,951
Southland/Los Angeles	880	320	775	2,759	4,734	3,262
San Diego/Riverside	8,709	—	52	—	8,761	8,853
Washington D.C. Area	2,497	1,165	1,184	—	4,846	4,916
Corporate and Other	196	—	57	—	253	263

Total December 31, 2010	15,555	6,435	2,068	2,759	26,817

Entitled Lots	11,308	1,165	2,014	1,395	15,882	14,454
Unentitled Lots	4,247	5,270	54	1,364	10,935	9,791

	15,555	6,435	2,068	2,759	26,817	24,245

Total December 31, 2009	14,233	6,279	1,746	1,987		24,245

*	Includes consolidated options
Outlook
The outlook for the California and Washington, DC area markets in 2011, while cautiously optimistic heading into the traditional spring selling season, is tempered by the impact of continued economic weakness, high unemployment and foreclosures. The company anticipates that the majority of foreclosures or distress inventories in our market areas will be absorbed by the end of 2011, which in turn will result in higher demand for new homes. In addition, there is a very limited supply of finished lots, and Brookfield is strategically well positioned to benefit from increased demand.

Combination with BPO Residential
On October 5, 2010, Brookfield Properties Corporation (“Brookfield Office Properties”) and Brookfield Homes announced that they had entered into a definitive agreement to combine Brookfield Homes and the North American residential land and housing division of Brookfield Office Properties (“BPO Residential”) into Brookfield Residential Properties Inc. (“Brookfield Residential”).
Completion of the transaction is subject to regulatory approval in the United States and Canada, the approval of the holders of a majority of the outstanding Brookfield Homes’ common stock and other customary closing conditions. Brookfield Homes’ stockholders of record on February 21, 2011 will be entitled to vote at the Brookfield Homes’ stockholders meeting scheduled for March 25, 2011. Brookfield Asset Management Inc. beneficially owns, through Brookfield Residential, sufficient shares to approve the transaction and has agreed to vote in favor of the transaction at the Brookfield Homes’ stockholders meeting.
Brookfield Residential has filed a registration statement on Form F-4 with the U.S. Securities and Exchange Commission (“SEC”), which was most recently amended on February 10, 2011 and which includes a proxy statement/prospectus and other relevant documents concerning the proposed transaction. Shareholders of Brookfield Homes are urged to read the proxy statement/prospectus and any amendments thereto, and any other relevant documents filed with the SEC because they will contain important information relating to Brookfield Homes, BPO Residential and the proposed transaction. The document can be obtained free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Brookfield Homes, including periodic reports and current reports, free of charge by requesting them in writing from Brookfield Homes, 8500 Executive Park Avenue, Suite 300, Fairfax, Virginia 22031, Attention: Linda Northwood, or by telephone at (858) 481-2567; e-mail: investorrelations@brookfieldhomes.com.
The respective directors and executive officers of Brookfield Homes, Brookfield Office Properties and Brookfield Residential and other persons may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding Brookfield Homes’ directors and executive officers is available in its proxy statement filed with the SEC on February 26, 2010. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are included in the proxy statement/prospectus and other relevant materials filed with the SEC in connection with the transaction.
* * * * * * * * * * * * *
Brookfield Homes Corporation
Brookfield Homes Corporation is a land developer and homebuilder. We entitle and develop land for our own communities and sell lots to third parties. We also design, construct and market single-family and multi-family homes primarily to move-up homebuyers. Our portfolio includes over 26,000 lots owned and controlled in the California and Washington D.C. Area markets.
Contact Information:
Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com
* * * * * * * * * * * * *

This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The securities referenced herein have not been registered under the United States Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold within the United States absent registration or an applicable exemption from the registration requirements of such Act or laws.
Note: Certain statements in this press release that are not historical facts, including, without limitation, information concerning the potential combination with BPO Residential, and the benefits thereof, information concerning possible or assumed future results of operations of the company, the company’s 2011 outlook, and those statements preceded by, followed by, or that include the words “believe,” “planned,” “anticipate,” “should,” “goals,” “expected,” “potential,” “estimate,” “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. There can be no assurance that the proposed transaction will be consummated or that the anticipated benefits will be realized. The proposed transaction is subject to various regulatory approvals and the fulfillment of certain conditions, and there can be no assurance that such approvals will be obtained and/or such conditions will be met. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: failure to obtain required regulatory and shareholder approvals; failure to realize anticipated benefits of the merger; changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Brookfield Homes Corporation
Consolidated Statements of Operations

	Three Months Ended		Years Ended
	December 31		December 31
(thousands, except per share amounts) (unaudited)	2010	2009	2010	2009

Revenue
Housing	$92,346	$133,811	$292,095	$339,625
Land	30,591	11,346	46,771	36,355

Total revenue	122,937	145,157	338,866	375,980
Direct cost of sales
Housing	(77,284)	(111,836)	(243,301)	(294,493)
Land	(28,032)	(38,507)	(40,686)	(59,308)
Impairment of housing and land inventory and write-off of option deposits	—	(6,225)	—	(23,963)

	17,621	(11,411)	54,879	(1,784)
Selling, general and administrative expense	(16,893)	(15,561)	(55,585)	(52,339)
Equity / (loss) in earnings from unconsolidated entities	93	(262)	(192)	1,331
Impairment of investments in unconsolidated entities	—	(109)	—	(12,995)
Other income	7,286	3,276	8,055	13,191

Income / (loss) before income taxes	8,107	(24,067)	7,157	(52,596)
Income tax (expense) / recovery	(3,450)	7,761	(3,706)	20,134

Net income / (loss)	$4,657	$(16,306)	$3,451	$(32,462)
Net (loss) / income attributable to non-controlling interest & other interests in consolidated subsidiaries	(198)	371	(976)	(4,753)

Net income / (loss) attributable to Brookfield Homes Corporation	$4,855	$(16,677)	$4,427	$(27,709)

Loss per common share
Basic and diluted	$—	$(0.81)	$(0.54)	$(1.54)

Weighted average common shares outstanding
Basic and diluted	29,665	27,039	29,087	26,838

Brookfield Homes Corporation
Condensed Consolidated Balance Sheets

	As at
	December 31,	December 31,
(thousands, except per share amounts) (unaudited)	2010	2009

Assets
Housing and land inventory	$801,409	$835,263
Investments in unconsolidated entities	124,369	92,477
Receivables and other assets	24,826	61,744
Restricted cash	7,366	7,485
Deferred income taxes	32,631	40,112

	$990,601	$1,037,081

Liabilities and Equity
Project specific and other financings	$331,794	$381,567
Accounts payable and other liabilities	135,264	122,190

Total liabilities	467,058	503,757
Other interests in consolidated subsidiaries	42,461	47,011
Total equity	481,082	486,313

	$990,601	$1,037,081

Debt to equity capitalization	39%	42%

Book value per share, as converted and diluted	$7.36	$7.58

Brookfield Homes Corporation
Consolidated Statements of Cash Flows

	Three Months Ended		Years Ended
	December 31		December 31
(thousands) (unaudited)	2010	2009	2010	2009

Cash flows from / (used in) operating activities
Net income / (loss)	$4,657	$(16,306)	$3,451	$(32,462)
Adjustments to reconcile net income / (loss) to net cash from operating activities:
(Undistributed) / distributed income from unconsolidated entities	(102)	271	204	(1,091)
Deferred income taxes	6,444	28,882	7,481	19,326
Impairment of housing and land inventory and write-off of option deposits	—	6,225	—	23,963
Impairment of investments in unconsolidated entities	—	109	—	12,995
Stock option compensation costs	363	207	1,105	675
Other changes in operating assets and liabilities:
(Increase) / decrease in receivables and other assets	(5,812)	(31,330)	36,918	27,439
Decrease in housing and land inventory	52,603	73,381	31,915	90,648
(Decrease) / increase in accounts payable and other liabilities	(3,506)	7,181	7,473	(4,303)

Net cash provided by operating activities	54,647	68,620	88,547	137,190

Cash flows from / (used in) investing activities
Net investments in unconsolidated entities	4,992	1,985	(35,421)	(1,863)
Restricted cash	(15)	(2)	119	(7,485)

Net cash provided by / (used in) investing activities	4,977	1,983	(35,302)	(9,348)

Cash flows from / (used in) financing activities
Net repayments under project specific and other financings	(60,266)	(71,737)	(49,773)	(376,233)
Net contributions / (distributions) from non-controlling interest	715	1,134	(3,492)	2,137
Preferred stock issuance, net of issuance costs	—	—	—	249,688
Preferred stock dividends paid in cash	(73)	—	(73)	(3,500)
Exercise of stock options	—	—	93	66

Net cash used in financing activities	(59,624)	(70,603)	(53,245)	(127,842)

Decrease in cash and cash equivalents	—	—	—	—
Cash and cash equivalents at beginning of period	—	—	—	—

Cash and cash equivalents at end of period	$—	$—	$—	$—

Supplemental cash flow information
Interest paid	$8,117	$8,777	$31,042	$36,484
Income taxes recovered	$—	$2,263	$42,766	$63,286